Exhibit 5.1

THOMPSON & KNIGHT LLP

ATTORNEYS AND COUNSELORS ONE ARTS PLAZA 1722 ROUTH STREET • SUITE 1500 DALLAS, TEXAS 75201 214.969.1700 FAX 214.969.1751 www.tklaw.com	AUSTIN DALLAS FORT WORTH HOUSTON LOS ANGELES NEW YORK ALGIERS LONDON MÉXICO CITY MONTERREY PARIS

April 20, 2018

Chaparral Energy, Inc.

701 Cedar Lake Blvd.

Oklahoma City, OK 73114

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Chaparral Energy, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Company’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), including the prospectus (the “Prospectus”) contained therein. The Registration Statement relates to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of:

(a) 15,337,312 shares (“Class A Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”);

(b) 3,441,217 shares (together with the Class A Shares, the “Outstanding Shares”) of the Company’s Class B common stock, par value $0.01 per shares (the “Class B Common Stock”);

(c) 3,441,217 shares of Class A Common Stock issuable upon conversion of the Class B Common Stock (the “Conversion Shares”); and

(d) 140,023 shares of Class A Common Stock (the “Warrant Shares,” and together with the Outstanding Shares and the Conversion Shares, the “Shares”) issuable upon the exercise of Warrants issued by the Company (the “Warrants”) pursuant to the Warrant Agreement dated as of March 17, 2017 (the “Warrant Agreement”) between the Company and Computershare Inc., as warrant agent, to be offered and resold from time to time by the selling stockholders named in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”). You have advised us that the Company issued the Outstanding Shares and the Warrants to the Selling Stockholders pursuant to the First Amended Joint Plan of Reorganization for Chaparral Energy, Inc. and its Affiliate Debtors under Chapter 11 of the Bankruptcy Code dated March 7, 2017, as confirmed by the United States Bankruptcy Court for the District of Delaware on March 10, 2017, and effective as of March 21, 2017 (the “Bankruptcy Plan”).

Chaparral Energy, Inc.

April 20, 2018

In connection with the opinions expressed herein, we have examined original counterparts or copies of original counterparts of the following documents:

(i) originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Third Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws;

(ii) the Registration Statement, including the Prospectus;

(iii) the Warrant Agreement; and

(iv) the Bankruptcy Plan.

We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In connection with the opinions expressed below, we have assumed:

(i) The genuineness of all signatures.

(ii) The authenticity of the originals of the documents submitted to us.

(iii) The conformity to authentic originals of any documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of the Company.

(v) The Warrant Agreement was duly executed and delivered by the parties thereto, the Warrants were duly issued by the Company, the Warrant Agreement constitutes the valid, binding and enforceable obligation of each party thereto and the Warrants constitute the valid, binding and enforceable obligation of the Company.

(vi) The Registration Statement, and any other subsequent amendments thereto (including all necessary additional post-effective amendments), shall have become effective under the Securities Act.

(vii) A supplement to the Prospectus (a “Prospectus Supplement”) shall have been prepared and filed with the Commission describing the Shares offered thereby, and such Shares shall have been sold in the manner stated in the Registration Statement and the appropriate Prospectus Supplement.

We have not independently established the validity of the foregoing assumptions.

Chaparral Energy, Inc.

April 20, 2018

Based upon the foregoing and subject to the qualifications and limitations herein set forth herein, we are of the opinion that:

1. The Outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable;

2. Assuming due conversion of shares of Class B Common Stock in accordance with their terms, the Conversion Shares will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable; and

3. Assuming due exercise of the Warrants in accordance with their terms, the Warrant Shares will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

Our opinions set forth above are limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the constitution of such jurisdiction and reported judicial decisions interpreting such law), and we do not express any opinion herein concerning any other laws.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully yours,

/s/ Thompson & Knight LLP

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RHS

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